Exhibit 99.2

Loews Corporation Fourth Quarter 2022 Earnings Remarks

James Tisch, President & CEO:

Loews had a strong fourth quarter, finishing the year with our consolidated subsidiaries producing stellar results. Before discussing these financial results, however, I’d like to provide an update concerning the litigation related to our 2018 acquisition of the minority interest in Boardwalk Pipelines. We are pleased to report that in late December of 2022 the Delaware Supreme Court ruled in Loews’s favor, reversing the lower Court of Chancery’s ruling that had awarded former Boardwalk minority unitholders damages in the amount of $690 million, plus interest -- or just over $900 million in total. With the main issue settled and behind us, there remain three unresolved issues still under consideration in the litigation process. In December, the case was remanded to the Chancery Court so that the Court could rule on these three remaining items.

Turning back to Loews’s financial results, let’s take a look at our property and casualty insurance subsidiary, CNA Financial.

CNA’s performance was strong, with underwriting results at or near its top quartile peers. The company reported a fourth quarter and full year underlying combined ratio of 91.2%, which is in line with the company’s excellent performance in 2021. CNA’s all-in combined ratio increased slightly in the fourth quarter to 93.7% due to higher catastrophe losses from winter storm Elliott. For the full year, however, the all-in combined ratio improved from the prior year by 3.0 points to 93.2% driven by lower catastrophes and more favorable prior year development. In more good news, net written premiums grew 9% in 2022, due to improved retention and strong new business, which grew by 13%.

Last year’s substantial interest rate increase was also positive for CNA, since it is enabling the company to reinvest its cash flow at significantly higher yields. And while book value per share has suffered a decline due to those higher interest rates, this decline does not imply any deterioration in the credit quality of the portfolio. On average, CNA reinvests about $300 million a month in its fixed-income portfolio, and higher interest rates will improve that portfolio's yield over time. Higher rates are particularly helpful for CNA's long-term care book of business, which has longer duration liabilities than CNA's P&C business. During 2022, the company was able to buy long-term securities at higher yields than it previously could, allowing it to advantageously lengthen the duration of this portion of its portfolio.

Given the company’s strong underwriting performance, CNA raised its regular quarterly dividend from $0.40 per share to $0.42 per share. Additionally, the company also announced a special dividend of $1.20 per share. Including regular dividends paid in 2022, these dividends represent about 85% of its net income, a percentage that is generally consistent with the last three-year average.

Loews Hotels had a phenomenal year. The company reported full year adjusted EBITDA of $345 million, far exceeding its pre-pandemic 2019 results. Several new resort and convention properties developed by Loews Hotels have opened over the past few years, and the company's favorable performance has certainly been positively impacted by the addition of these attractively situated properties. This past November, Loews Hotels expanded its presence in the South Florida market with the addition of the Loews Coral Gables Hotel. Loews Hotels owns a 20% interest in this 242-room property. The company now owns and/or operates 26 hotels and resorts across the US and Canada. Construction also continues on the Loews Arlington Hotel, the company’s nearly 900-room property in Arlington, Texas, slated to open in the first quarter of 2024. With these additions, roughly 70% of the company’s over-16,000 rooms are at resort properties.

Boardwalk Pipelines also had a great year, reporting full year 2022 EBITDA of $892 million. The company benefited from stronger natural gas flows and improved pricing. Natural gas remains an essential part of our nation’s energy future because of its ability to fuel dispatchable electricity. We are happy that, over the course of the year, Boardwalk grew its revenue backlog by about $65 million to $9.1 billion, more than 70% of which is with investment grade customers. We also believe that Boardwalk has done an exceptional job of transforming its customer base from mostly marketers to mostly end users. In 2015, 36% of the company’s revenue was derived from end users; today, approximately 70% of its customers are end users-- primarily power generators, LNG exporters and industrial companies.

Next I’d like to provide a quick update on our capital allocation decisions during 2022. At Loews, one of our major capital allocation levers is investing in the companies we know best – namely, our subsidiaries. These companies tend to finance their own growth, but at times Loews invests in major projects, and in 2022 this was indeed the case. Last year our packaging subsidiary Altium completed a major acquisition and Loews provided $79 million of the $270 million purchase price. Loews Corp. invested $33 million with Loews Hotels to fund new developments, primarily the construction of the Loews Arlington Hotel. This was only 10% of the $316 million invested by Hotels in its own growth in 2022. Boardwalk also made substantial investments in its own business this year, spending $344 million on capital projects to maintain and expand service to its customers.

Share repurchases remained Loews’s largest capital allocation lever in 2022. We repurchased nearly 12.7 million shares for a total cost of about $738 million, which represents about 5% of the shares outstanding at the beginning of the year. We were conservative in the amount we allocated to share repurchases in 2022 in view of the judgment then pending against Loews in Delaware that was reversed in late December.

Over the past five years, we have repurchased over 97 million shares of Loews stock and reduced our share count by about 29%. We feel that share repurchases are a great use of the company's capital and that they create value for our shareholders over the medium to long term. As long as our shares trade below our view of their intrinsic value, we will continue to repurchase them.

In conclusion, let me emphasize that it is no accident that Loews and our subsidiaries have had such a good year, given the talent, hard work, and dedication of our employees. I am incredibly grateful for their contributions and look forward to another successful year of creating value for all our stakeholders.

Jane Wang, Chief Financial Officer:

For the fourth quarter of 2022, Loews reported net income of $364 million or $1.53 per share, which compares favorably to net income of $343 million or $1.36 per share in last year's fourth quarter. This year-over-year increase was driven by higher investment income from the parent company and higher income from Boardwalk, partially offset by lower net income from CNA.

For the full year, Loews reported net income of $1.012 billion or $4.16 per share compared to $1.578 billion or $6.07 per share in 2021. Last year’s results included a $438 million after-tax investment gain from the partial sale and deconsolidation of Altium Packaging. Putting aside lower investment income at both CNA and Loews, all of our subsidiaries posted strong growth in operating performance, which I will discuss in more detail later.

Book value per share declined from $71.84 at the end of 2021 to $61.86 at the end of 2022 due to the effect of higher interest rates lowering the fair value of CNA’s fixed income investments. Excluding accumulated other comprehensive income, where this unrealized loss sits, book value per share increased by nearly 7% from $71.09 to $75.78. The increase was driven by 2022’s earnings and accretive share repurchases.

Turning to our insurance subsidiary: CNA contributed net income of $223 million to Loews in the fourth quarter of 2022, compared to $239 million in 2021. The slight year-over-year decrease was driven by lower investment results and higher catastrophes due to Winter Storm Elliott, partially offset by higher underlying underwriting income. The fourth quarter of 2022 also benefited from lower adverse reserve development on CNA’s loss portfolio transfer related to asbestos and environmental liabilities.

For the full year, CNA contributed net income of $802 million to Loews versus $1.077 billion in 2021. The decrease was driven by unfavorable results in the company’s LP and common stock portfolios, which masked a record year of P&C underwriting income for CNA.

For the year, LPs and common stocks in the CNA portfolio together posted a negative 1.4% return, versus a positive return of 22.3% in 2021. Additionally, in 2022, CNA experienced investment losses driven by unfavorable changes in the fair value of nonredeemable preferred stock and from realized losses on sales related to portfolio repositioning activities. CNA was able to increase duration on its Life & Group investment portfolio from 9.2 years at the end of 2021 to 9.9 years at the end of 2022.

In 2022 CNA posted its highest year of P&C underwriting income ever, up 93% from 2021. This increase was driven by continued profitable growth in this hard insurance market.

Net written premiums grew by 9% in 2022, driven by three factors:

•First, new business grew by 13%,

•Second, retention increased by 4pts to 86%, and

•Third, while net written rate increases decelerated to 5%, exposure growth increased to nearly 3%.

The company’s 2022 combined ratio of 93.2% is a 3.0 point improvement over 2021, driven by 2.1 points of improvement in catastrophe losses and a 0.7-point improvement in favorable prior year development. Catastrophe losses in 2021 included both Hurricane Ida and Winter Storm Uri.

Beginning in Q1 2023, long-term care will be accounted for under the new GAAP accounting standard of “long duration targeted improvement”, otherwise known as LDTI. Under this accounting, changes in discount rate and operating assumptions will decouple as discount rates will run through the balance sheet under AOCI, and changes in operating assumptions will run through the income statement. Discount rate assumptions will be based on single A-rated yields and updated on a quarterly basis. Operating assumptions such as morbidity and persistency will be reviewed at least annually. While the change is effective January 1, 2023, CNA, as well as Loews, will be applying these changes from the transition date of January 1, 2021. In other words, there will be one year of restated financial results in our quarterly reports and two years of restated financial results in our annual 10-K filing. More to come on this topic next quarter, but the main point to note is that this change in accounting has no impact on the cash flows or underlying economics of CNA’s long-term care business, nor does it impact capital and surplus under statutory accounting practices.

These are the highlights for CNA. Please refer to CNA's Investor Relations website for more details on their results and further discussion on the LDTI accounting change.

Moving to our natural gas pipeline business: Boardwalk contributed EBITDA of $248 million in the fourth quarter compared to $207 million in the fourth quarter of 2021. For the full year, EBITDA increased from $834 million in 2021 to $892 million in 2022. As a reminder, EBITDA is defined and reconciled on page 10 of these remarks.

This outstanding performance was driven by higher revenues from recently completed growth projects, higher recontracting rates and higher utilization of pipeline and storage assets. This revenue growth was partially offset by higher costs from maintenance projects due to revised pipeline safety requirements.

Boardwalk’s 2022 fourth quarter and full year net income also increased by $18 million and $12 million to $83 million and $247 million, respectively. The positive change in net income was smaller than the increase in EBITDA due to higher depreciation expense from recently completed projects.

Loews Hotels had a record year in 2022. The company contributed $117 million of net income to Loews in 2022 versus a $14 million loss in 2021. These improvements were driven by robust leisure travel demand, as well as a pickup in group travel. For the fourth quarter of 2022, Hotels contributed $33 million of net income versus $37 million in the fourth quarter of 2021. The negative comparison is due to the acceleration of a local government grant of $26 million in 2021’s fourth quarter, which was substantially offset by the company’s strong operating performance in 2022.

The company posted Adjusted EBITDA of $85 million in the fourth quarter of 2022 versus $64 million in the fourth quarter of 2021. Full year Adjusted EBITDA improved by over $200 million from $135 million in 2021 to $345 million in 2022. As a reminder, Adjusted EBITDA is defined and reconciled on page 11 of these remarks.

Occupancy increased from 55% in 2021 to 79% in 2022.

Finally, turning to the corporate segment: Loews recorded investment income of $72 million in the fourth quarter of 2022 compared to $46 million in the prior year’s quarter, driven by improvement in equity returns. However, full year 2022 had lower investment returns compared to 2021.

The corporate segment also includes our proportionate share of Altium’s earnings, which is accounted for under the equity method. Altium’s 2022 results improved year-over-year due to improvement in inflationary cost pressures and contribution from acquisitions, partially offset by volume declines.

From a cash flow perspective, we received $97 million in dividends from CNA in the fourth quarter of 2022. For the full year 2022, CNA paid Loews $876 million,consisting of four regular quarterly dividends of $0.40 per share and a special dividend of $2 per share. We also received $102 million in dividends from Boardwalk Pipelines.

From October 31 through December 31, we repurchased 1.5 million shares of our common stock at a cost of $86 million. That brings our total 2022 share repurchases to 12.7 million shares at a total cost of $738 million. From January 1 through February 3 of 2023, Loews repurchased an additional 1.0 million shares for a total cost of $58 million.

Loews ended the year with $3.2 billion in cash and short-term investments.

Today, CNA announced that they increased their regular dividend to $0.42 and declared a special dividend of $1.20, which amounts to $395 million for Loews, which we expect to receive in March.

Investor Q&A

Every quarter, we encourage shareholders to send us questions in advance of earnings that they would like us to answer in our remarks. Please see below for the questions we have received, along with some additional questions we found relevant.

CNA just declared a special dividend of $1.20 versus $2.00 last year. Does this change impact your outlook for the company?

This change is attributable to lower investment income from losses in the LP and common stock portfolios. The increase in the company’s regular quarterly dividend from $0.40 to $0.42 is a reflection of the CNA Board’s confidence in the future performance of CNA. The company remains operationally strong, and we are very bullish on the company’s prospects. Not only do we believe that CNA will benefit from higher interest rates, we also believe the company will continue to produce strong underlying results. CNA’s management team has done a tremendous job over the past several years transforming CNA into a top quartile underwriter. Since Dino Robusto took over, the company’s underlying combined ratio has improved from 97.9% in 2016 to 91.2% in 2022.

How will a potential recession impact your subsidiaries?

Overall, our subsidiaries operate in fairly recession-resilient industries. That said, we would expect a recession to have some impact, which we’ll outline subsidiary by subsidiary.

Insurance is an essential service that businesses need regardless of the broader economic environment. In fact, a recession may benefit the insurance industry by bringing down loss cost inflation. The industry is currently feeling the effects of high inflation, which we would expect to moderate in a recession. However, growth in certain insurance lines may be impacted by a slowdown in business activity. For example, workers compensation premiums would likely be lower if there are fewer individuals in the workplace.

Boardwalk is perhaps our most recession-resilient business, as its backlog primarily consists of firm contracts with investment-grade customers. Historically in recessions, there’s not a significant decline in demand for natural gas. Boardwalk’s contracts are also take-or-pay so it would not be significantly impacted by lower throughput.

Loews Hotels is the most likely to feel the impact of a recession. Although we have not seen any slowdown in demand yet, a recession would likely result in a reduction of both leisure and business travel.

Altium is also highly recession-resistant since most of the end markets that it serves are consumer staples. The company, and the manufacturing sector in general, may also benefit from a recession if the recession results in lower labor turnover.

How have higher interest rates impacted your subsidiaries?

For the most part our subsidiaries have fixed rate debt. The one exception is Altium, which has some floating rate debt. CNA has been positively impacted by higher rates as it is able to re-invest its portfolio at more attractive yields.

How will the 1% tax on share repurchases impact your capital allocation strategy?

The share repurchase tax will go into effect for the 2023 taxable year and will levy a tax of 1% of the fair market value of any stock repurchased less the fair value of any stock issued during the year. This tax is estimated to raise $55 billion to over $100 billion of revenue over the next ten years. These estimates take into account a modest shift towards dividends in response to the tax.

At 1%, this tax will not change our capital allocation strategy. However, at higher levels Loews and many other corporations may reevaluate their share repurchase allocations.

Jim, would you like to share your latest thoughts on the economy, interest rates and inflation?

I looked back in my notes and saw that this is the eighth time I will have commented on the economy and interest rates over the past few years. I'm pleased to say that – so far – I haven’t embarrassed myself with my forecasts. I’ll quickly recap my remarks here to share how my thinking has evolved in response to the Fed’s actions.

I started out in early May of 2021 by ringing the inflation alarm bell and talking about higher commodity prices along with cost-push and demand-pull inflationary warnings. At that time, I said the Fed had their proverbial heads in the sand concerning inflation. I also said that politicians and economists were truly kidding themselves about Modern Monetary Theory (the notion that one can have unlimited federal spending and loose money with no adverse economic impacts).

In the next few calls, I went on to note that inflation warning signs were proliferating. I cited concerns about the cycle of inflation and the scarcity of employees. I warned against easy monetary policy in a strengthening economy and said that a near zero Fed funds rate was a danger. I stated that the squeeze on Treasuries brought about by quantitative easing -- resulting in ten-year notes trading between 50 basis points and 1.50% -- was a red flag, as was the dramatic rise in M2 at over a 20% rate of growth.

In February of 2022, however, I started to change my tune as the Fed seemed finally to admit they had a problem. It was now abundantly clear that fiscal stimulus combined with easy monetary policy had brought year-over-year CPI to 7.5% (on its way to 9% in June of ’22), and the Fed sat up and took notice. In May of ’22, I gave kudos to Chairman Powell for finally recognizing the problem. I said that the age of yield curve intervention had ended.

Fiscal stimulus, loose money, easing Covid and a high savings rate had combined to release the inflation genie from its bottle. Gone were Modern Monetary Theory, the Fed put on the stock market (the notion that the Fed would not allow the stock market to decline significantly), and yield curve control by the Fed. At the time I said: “The Fed imposing its judgment in place of the market's judgment, while sometimes necessary in a moment of crisis, is fraught with enormous danger as a long-term policy.”

That brings us up to today. Until Friday’s blowout unemployment numbers, I would have said that it seems to me that the Fed is trying to atone for having been asleep at the switch for the past 15 years – and especially for the last two years – by being ultra-tight now. If I were a member of the FOMC and had to decide last week on whether or not to tighten, I would have argued that the Fed should pause for three or four months in order to see whether they have already raised rates enough to slow the economy and bring inflation down. Over-tightening has its risks, including possibly causing a calamity in the financial markets akin to what happened with the failure of Long Term Capital Management in 1998. In view of Friday’s numbers, however,

I’ve changed my mind and tip my hat to the Chairman for the continued tightening by the Fed. As for further tightening moves, I would monitor the data very closely and would err on the side of a pause to avoid the economic risks of overtightening.

With regard to the possibility of a recession, my current forecast is for what I call a shallow full-employment recession in 2023 wherein unemployment stays below 5 percent.

Notwithstanding my view that the Fed has gotten with the program in the past year, I am not yet bullish on term government securities. The ten-year Treasury note currently trades at a yield of approximately 3.55% percent, which means that even if inflation numbers get down to the Fed’s goal of 2 percent, the ten-year notes will still be trading with a 135 basis point real yield. If you look at ten-year note yields over the past 40 years, you will see that until 2007 they traded with a real yield (vis-à-vis the year-over-year CPI) of 200 to 400 basis points. Since 2008 and the age of loose monetary policy by the Fed, real yields have oftentimes been zero or negative. I believe that those days are over, and that quantitative easing and ZIRP (zero interest rate policy) are now in the rear-view mirror. Instead, last year, with the Fed increasing short rates and quantitative tightening, the Fed reintroduced policies that will result in positive real yields for investors. Instead of the Fed purchasing $1 trillion of term securities a year, they are now selling that amount every year. The bond market will need to reprice to accommodate that extra supply.

Unless there is a catastrophe in the financial markets, I don’t expect that the Fed will go back to ZIRP or QE for a long while -- so my advice is for investors to go slowly investing in Treasuries. Treasuries are certainly a much better investment today than they were anytime in the past 15 years, but my guess is that over time, they will become a better and better investment since they will likely trade at higher real yields.

And that’s the way I see the Fed and the fixed income investing environment at this moment. Stay tuned in three months for another update!

Reconciliation of GAAP Measures to Non-GAAP Measures

These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”), and Loews Hotels utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on pages 10 and 11 of these remarks.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.

Forward-Looking Statements

Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk net income attributable to Loews Corporation to EBITDA:

	December 31,
	Three Months Ended		Years Ended
(In millions)	2022	2021	2022	2021
Boardwalk net income attributable to Loews Corporation	$83	$65	$247	$235
Interest	40	40	166	161
Income tax expense	26	9	83	68
Depreciation and amortization	99	93	396	370
EBITDA	$248	$207	$892	$834

Loews Hotels & Co

Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, state and local government development grants, gains or losses on dispositions, asset impairments, and equity method income from EBITDA and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of EBITDA and excluding distributions in excess of the basis in the equity method investment. See below for a reconciliation of net income (loss) attributable to Loews Corporation to Adjusted EBITDA and a reconciliation of pro rata Adjusted EBITDA of equity method investments. The following table presents a reconciliation of Loews Hotels & Co net income (loss) attributable to Loews Corporation to Adjusted EBITDA:

	December 31,
	Three Months Ended		Years Ended
(In millions)	2022	2021	2022	2021
Loews Hotels & Co net income (loss) attributable to Loews Corporation	$33	$37	$117	$(14)
Interest	4	11	11	36
Income tax expense	8	15	44	2
Depreciation and amortization	17	16	64	63
EBITDA	62	79	236	87
State and local government development grants		(39)		(39)
Net gain on dispositions		(8)		(8)
Asset impairments	3	10	25	10
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(33)	(30)	(148)	(47)
Pro rata Adjusted EBITDA of equity method investments	54	48	234	128
Consolidating adjustments	(1)	4	(2)	4
Adjusted EBITDA	$85	$64	$345	$135

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to Pro rata Adjusted EBITDA of equity method investments:

	December 31,
	Three Months Ended		Years Ended
(In millions)	2022	2021	2022	2021
Loews Hotels & Co’s equity method income	$33	$30	$148	$47
Pro rata share of equity method investments:
Interest	11	9	40	36
Income tax expense
Depreciation and amortization	12	12	50	50
Distributions in excess of the basis of equity method investment	(3)	(3)	(4)	(6)
Consolidation adjustments	1			1
Pro rata Adjusted EBITDA of equity method investments	$54	$48	$234	$128